Exhibit 99.1

INTERVAL LEISURE GROUP REPORTS FOURTH QUARTER AND FULL
YEAR 2008 RESULTS

Record annual revenue and EBITDA for Interval segment

MIAMI, FL March 11, 2009 — Interval Leisure Group (NASDAQ: IILG) (“ILG”) today announced results for the three months and full year ended December 31, 2008.

“ILG’s fourth quarter results are indicative of the resiliency of the Interval International business model,” said Craig M. Nash, Chairman, President and Chief Executive Officer of Interval Leisure Group.  “The prepaid nature of the vacation ownership product encourages our members to take advantage of vacation exchange and other services provided by Interval. As a result, we delivered fourth quarter and full year revenue growth in this segment and ILG generated free cash flow of $90.3 million during 2008.”

“The current economic climate, however, is adversely affecting the leisure industry in general and we’re seeing the impact of this primarily on our Aston business and Interval’s Getaways,” continued Nash.  “We have taken proactive steps to increase efficiencies across the Interval and Aston business segments that should position us to weather the current economic downturn and allow us to create value for shareholders.”

Financial Summary & Operating Metrics (in millions except per share amounts and percentages)

Metric	Three Months Ended 12/31/08	Three Months Ended 12/31/07†	Quarter Over Quarter Change	Year Ended 12/31/08	Year Ended 12/31/07†	Year Over Year Change
Revenue	$89.9	$92.1	(2.4)%	$409.8	$360.4	13.7%
Interval revenue	75.9	74.6	1.7%	346.9	318.4	9.0%
Aston revenue	14.0	17.5	(19.9)%	62.9	42.0	49.5%
Gross profit	61.0	63.0	(3.1)%	278.4	259.6	7.2%
Adjusted net income **	10.1	15.9	(36.4)%	70.9	71.1	(0.3)%
Net Income (loss) *	(11.6)	15.9	(172.5)%	45.3	71.1	(36.3)%
Adjusted diluted EPS **	0.18	0.28	(35.7)%	1.26	1.26	—
Diluted earnings (loss) per share *	(0.21)	0.28	(175.0)%	0.80	1.26	(36.5)%
Adjusted EBITDA**	32.9	33.4	(1.5)%	157.2	145.5	8.0%
EBITDA**	32.0	33.4	(4.0)%	154.6	145.5	6.3%

* Net income (loss), and diluted EPS for the three months and year ended December 31, 2008 reflect a $34.3 million non-cash goodwill impairment charge related to the Aston segment.

**”Adjusted net income,” “Adjusted diluted EPS,”  “Adjusted EBITDA” and “EBITDA” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Glossary of Terms,” “Reconciliations of Non-GAAP Measures” and “Presentation of Financial Information” below for an explanation of non-GAAP measures used throughout this release.

† Amounts used under Adjusted net income, Adjusted diluted EPS and Adjusted EBITDA for the 2007 period are for reference purposes only and have not been adjusted.

Discussion of Results — Fourth Quarter 2008 Consolidated Operating Results

Consolidated revenue for the fourth quarter ended December 31, 2008 was $89.9 million, a decrease of 2.4% from $92.1 million for the fourth quarter of 2007.  The decline in revenue reflects the impact of overall macroeconomic conditions that negatively affected the leisure travel industry, and specifically the Aston business segment (formerly known as the RQH business segment).  During the quarter, Interval revenue increased by 1.7% and Aston revenue declined by 19.9% year over year.

Given the weakening economic environment that impacted the fourth quarter results and affected the Company’s internal forecasts, the carrying value of goodwill and other intangible assets related to the Aston and Interval segments was re-evaluated. As a result of the re-evaluation, ILG recorded a non-cash impairment charge of $34.3 million during the fourth quarter of 2008 to reduce the value of goodwill related to the Aston segment.  This charge does not impact the Company’s liquidity, cash position or debt covenants.

Net loss for the three months ended December 31, 2008 was $11.6 million, a decrease of $27.5 million from net income of $15.9 million for the same period of 2007.  Net loss for the period includes pre-tax items of $34.3 million in a non-cash goodwill impairment charge, $1.3 million in incremental non-cash compensation expense and stand-alone and public company costs and $10.3 million of incremental interest expense attributable to the $450.0 million of indebtedness issued in connection with the spin-off from IAC/InterActiveCorp on August 20, 2008.  Diluted loss per share was $0.21 compared to diluted earnings per share of $0.28 for the same period of 2007.

Adjusted net income for the three months ended December 31, 2008 was $10.1 million or $0.18 of adjusted diluted EPS, compared to net income of $15.9 million or $0.28 of diluted EPS for the same period of 2007.  Adjusted net income and adjusted EPS for the fourth quarter 2008 excludes the $20.9 million after-tax non-cash goodwill impairment charge related to the Aston business segment and $0.8 million after-tax incremental non-cash compensation expense and stand-alone and public company costs.

Adjusted EBITDA was $32.9 million for the quarter ended December 31, 2008, compared to EBITDA of $33.4 million for the same period of 2007.  Adjusted EBITDA excludes $0.8 million in incremental stand-alone and public company costs for the quarter.

Interval’s adjusted EBITDA for the quarter ended December 31, 2008 increased 2.0% while Aston’s adjusted EBITDA decreased 39.8%, from the comparable period in 2007.

Discussion of Results — Full Year 2008 Consolidated Operating Results

ILG’s consolidated revenue for the full year 2008 was $409.8 million, an increase of 13.7%, or $49.4 million, over $360.4 million for the full year 2007.  Consolidated revenue was comprised of 84.7% and 15.3% revenue from Interval and Aston, respectively, and included twelve months of revenue from Aston compared to seven months in 2007. Of the $49.4 million increase, Aston contributed $20.8 million or 5.8% of the increase, with the remaining 7.9% contributed by Interval.

Net income for the full year 2008 was $45.3 million, including pre-tax items of $34.3 million non-cash goodwill impairment charge, $7.8 million of incremental non-cash compensation expense and stand-alone and public company costs, and $15.6 million of incremental interest expense attributable to the spin-off in August 2008, resulting in a decrease of 36.3% from net income of $71.1 million for 2007.  Diluted EPS was $0.80 compared to $1.26 for the full year 2007.

Adjusted net income for the year ended December 31, 2008 was $70.9 million or $1.26 of adjusted diluted EPS, compared to net income of $71.1 million or $1.26 of diluted EPS for 2007.  Adjusted net income and adjusted EPS for 2008 excludes the $20.9 million after-tax non-cash goodwill impairment charge related to the Aston business segment and $4.7 million after-tax incremental non-cash compensation expense and stand-alone and public company costs.

Adjusted EBITDA was $157.2 million for the year ended December 31, 2008, compared to EBITDA of $145.5 million for 2007.  Adjusted EBITDA for 2008 excludes $2.6 million in incremental stand-alone and public company costs.

Adjusted EBITDA for 2008 increased $11.7 million, or 8.0% from 2007, of which Aston contributed $1.8 million of the increase.  While Aston results in 2008 include twelve months compared to only seven months in 2007, adjusted EBITDA grew at a slower rate than revenue due primarily to the results of Aston, which were adversely impacted by macroeconomic conditions and reduced airlift into Hawaii primarily caused by two failed airlines.

Business Segment Results

Interval

ILG’s principal operating segment, Interval, provides vacation ownership membership services to the individual members of its exchange networks, as well as related services to developers of vacation ownership resorts. As of December 31, 2008, over 2,400 resorts located in more than 75 countries participated in the Interval Network. The Interval segment consists of Interval International, Inc. and related subsidiaries.

Interval’s revenue for the three months and full year ended December 31, 2008, was $75.9 million and $346.9 million, respectively, increasing 1.7% and 9.0% over the comparable periods in 2007.

For the full year 2008, membership fee and transaction revenue were $133.7 million and $185.8 million, respectively, representing an increase of 8.3% and 9.2% over the prior year.

Total active members at December 31, 2008 were approximately 1,998,000, an increase of 1.9% over total active members of approximately 1,961,000 at December 31, 2007.  Average revenue per member for the year ended 2008 was $164.83, a 5.2% increase over average revenue per member of $156.75 for the year ended 2007.

Interval’s adjusted EBITDA was $31.2 million and $147.7 million in the fourth quarter and full year 2008, respectively, representing an increase of 2.0% and 7.2% over the segment’s EBITDA of $30.6 million and $137.8 million in the fourth quarter and full year 2007, respectively.

Throughout 2008, Interval continued to expand and strengthen its high-quality global vacation exchange network both by renewing strategic agreements with key clients, while signing new affiliations with developers of vacation ownership properties in domestic and international markets.  In November 2008, the Company also significantly enhanced its presence in the important South African market with the addition of Southern Sun Hotel’s Sunswop vacation ownership program, one of the largest programs of this nature in the country, effective February 1, 2009. Southern Sun, a leading hotel group in the region, joins Interval’s cadre of high quality hospitality brands who participate in its international network.

Aston

The Aston segment consists of Aston Hotels & Resorts, LLC (formerly known as ResortQuest Hawaii, LLC) and Maui Condo and Home, LLC (formerly known as ResortQuest Real Estate of Hawaii, LLC). Aston provides management and/or sales and marketing services to 26 resorts and hotels, as well as other more limited management services to an additional 23 properties. Aston was acquired by ILG on May 31, 2007.  Consequently, the 12-month period ended December 31, 2007, only includes results of operations for seven months.

Aston’s revenue for the three months and full year ended December 31, 2008, was $14.0 million and $62.9 million, respectively, including $8.0 million and $34.3 million of Pass-through Revenue (defined below).

Aston’s revenue increased 49.5%, or $20.8 million, for the full year 2008, including $11.5 million of Pass-through Revenue. Due to the acquisition of Aston on May 31, 2007, revenue in 2008 includes twelve months of revenue compared to seven months in 2007. Excluding the impact of the first five months of 2008, which totaled $29.2 million, Aston’s revenue decreased approximately 20.0%.

The decrease in fee income earned by Aston from managed vacation properties was driven by a reduction in revenue per available room (“RevPAR”). RevPAR for the quarter ended December 31, 2008 was $96.35 compared to $117.26 for the same period in 2007. RevPAR for the year ended December 31, 2008 was $117.08 compared to

$127.14 in 2007. Lower occupancy, and to a lesser extent, lower average daily rate led to the reduction in RevPAR which would have reduced fee income if the periods had been equivalent. Overall, 2008 occupancy rates were negatively impacted by the macroeconomic conditions and reduced airlift into Hawaii primarily caused by two failed airlines. Aston has been generally tracking the results of comparable properties in this market.

Aston reported adjusted EBITDA of $1.7 million in the fourth quarter of 2008, a decrease of 39.8% from EBITDA of $2.8 million in the prior year period.  Aston’s adjusted EBITDA for the full year 2008 was $9.5 million, compared to EBITDA of $7.7 million for the same period in 2007, which included seven months of results from the acquisition date.

As discussed above, the Company re-evaluated the carrying value of its goodwill and long-lived intangible assets related to its Interval and Aston segments. Based on this re-evaluation, Aston recorded a non-cash goodwill impairment charge of $34.3 million during the fourth quarter 2008.

Capital Resources and Liquidity

As of December 31, 2008, ILG’s cash and cash equivalents totaled $120.3 million, compared to $67.1 million as of December 31, 2007.  As of December 31, 2008, the Company’s total debt outstanding, which was incurred in connection with the spin-off, was $427.2 million, net of unamortized discount. There was no debt outstanding as of December 31, 2007.

For the full year 2008, ILG’s capital expenditures totaled $13.6 million, or 3.3% of revenue, net cash provided by operating activities was $103.9 million and free cash flow (defined below) was $90.3 million.

Presentation of Financial Information

ILG management believes that the presentation of non-generally accepted accounting principles (non-GAAP) financial measures, including, among others, EBITDA, adjusted EBITDA, adjusted net income, adjusted diluted EPS and free cash flow, serves to enhance the understanding of ILG’s performance.  These non-GAAP financial measures should be considered in addition to and not as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP.  In addition, EBITDA (with certain additional add-backs) is used to calculate compliance with certain financial covenants in ILG’s credit agreement.  Management believes that these non-GAAP measures improve the transparency of our disclosures, provide meaningful presentations of our results from our business operations excluding the impact of certain items not related to our core business operations and improve the period to period comparability of results from business operations.  These measures may also be useful in comparing our results to those of other companies, however our calculations may differ from the calculations of these measures used by other companies.  More information about the non-GAAP financial measures, including reconciliations of GAAP results to the non-GAAP measures, is available in the financial tables that accompany this press release.

Conference Call

ILG will host a conference call today at 4:30 p.m. Eastern Time to discuss its results for the fourth quarter and full year 2008, with access via the Internet and telephone.  Investors and analysts may participate in the live conference call by dialing (866) 322-1501 (toll-free domestic) or (706) 679-2585 (international); password: Interval.  Please register at least 10 minutes before the conference call begins.  A live webcast of the conference call will be available on the Investor Relations section of ILG’s Web site at www.iilg.com.  A replay of the call will be available for 10 days via telephone starting approximately two hours after the call ends.  The replay can be accessed at (800) 642-1687 (toll-free domestic) or (706) 645-9291 (international); passcode: 87205306.  The webcast will be archived on ILG’s Web site for 90 days after the call.

About Interval Leisure Group

Interval Leisure Group is a leading global provider of membership and leisure services to the vacation industry. Its principal business segment, Interval, has offered its resort developer clients and consumer members high-quality programs and services for more than thirty years. Its nearly 2 million member families have access to a comprehensive package of year-round benefits, including the opportunity to trade the use of their shared ownership vacation time for comparable accommodations within over 2,400 resorts in more than 75 countries.  Interval Leisure Group’s other business segment is Aston, formerly ResortQuest Hawaii, which provides hotel and resort management and vacation rental services for more than 4,500 units throughout the Hawaiian Islands. Interval Leisure Group is headquartered in Miami, Florida, and operates through 27 offices in 16 countries. More information about the company is available at www.iilg.com.

Interval Leisure Group contacts:

Investor Contact:

Jennifer Klein Trager

Investor Relations

305-925-7302

Jennifer.Klein@iilg.com

Media Contact:

Christine Boesch

Corporate Communications

305-925-7267

Chris.Boesch@intervalintl.com

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, relating to: our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters.  These forward looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

Actual results could differ materially from those contained in the forward looking statements included herein for a variety of reasons, including, among others: changes in economic conditions generally or in any of the markets or industries in which we operate; adverse changes to, or interruptions in, relationships with third parties; lack of available financing for or insolvency of developers, decreased demand from prospective purchasers of vacation interests; changes in our senior management; regulatory changes; our ability to compete effectively; the effects of our significant indebtedness and our compliance with the terms thereof; failure to comply with existing laws; the ability to offer new or alternative products and services in a cost-effective manner and customer acceptance of these products and services; and our ability to expand successfully in international markets and manage risks specific to international operations.  Certain of these and other risks and uncertainties are discussed in our filings with the SEC.  Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, the forward looking statements discussed in this release may not prove to be accurate.  Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of our management as of the date of this press release.  Except as required be applicable laws, ILG does not undertake to update these forward-looking statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)
	(In thousands, except per share data)
Revenue	$89,898	$92,070	$409,774	$360,407
Cost of sales	28,893	29,081	131,415	100,799
Gross profit	61,005	62,989	278,359	259,608
Selling and marketing expense	10,495	11,180	48,573	45,835
General and administrative expense	20,357	19,827	84,000	71,913
Goodwill impairment	34,254	—	34,254	—
Amortization expense of intangibles	6,476	6,418	25,906	26,879
Depreciation expense	2,279	2,315	9,335	8,415
Operating income (loss)	(12,856)	23,249	76,291	106,566
Other income (expense):
Interest income	739	2,651	11,532	10,345
Interest expense	(10,364)	(40)	(15,851)	(205)
Other income (expense)	3,187	10	4,022	(606)
Total other income (expense), net	(6,438)	2,621	(297)	9,534
Earnings (loss) before income taxes and minority interest	(19,294)	25,870	75,994	116,100
Income taxes	7,644	(9,924)	(30,816)	(45,032)
Minority interest in loss (income) of consolidated subsidiaries	96	(4)	86	(12)
Net income (loss)	$(11,554)	$15,942	$45,264	$71,056

Earnings (loss) per share(1):
Basic	$(0.21)	$0.28	$0.81	$1.26
Diluted	$(0.21)	$0.28	$0.80	$1.26
Weighted average number of common shares outstanding(1):
Basic	56,209	56,179	56,189	56,179
Diluted	56,209	56,179	56,370	56,179

Adjusted net income(2)	$10,139		$70,875
Adjusted earnings per share(2):
Basic	$0.18		$1.26
Diluted	$0.18		$1.26

(1) For the three and twelve months ended December 31, 2007, we computed basic earnings per share using the number of shares of common stock outstanding immediately following the spin-off, as if such shares were outstanding for the entire period. The diluted earnings per share for prior periods was computed based upon the dilutive impact of all stock-based awards outstanding immediately following the spin-off, as if such awards were outstanding for the entire period.

(2) “Adjusted net income” and “adjusted earnings per share” are non-GAAP measures as defined by the SEC. Please see “Reconciliations of Non-GAAP Measures” for a reconciliation to the comparable GAAP measure.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
	(In thousands)
ASSETS
Cash and cash equivalents	$120,277	$67,113
Deferred membership costs	13,816	13,688
Other current assets	73,128	66,762
Total current assets	207,221	147,563
Goodwill and intangible assets, net	644,880	703,203
Deferred membership costs	21,641	21,217
Other non-current assets	63,466	50,634
TOTAL ASSETS	$937,208	$922,617

LIABILITIES AND SHAREHOLDERS’ EQUITY LIABILITIES:
Accounts payable, trade	$11,789	$10,981
Deferred revenue	95,565	97,898
Current portion of long-term debt	15,000	—
Other current liabilities	75,090	51,396
Total current liabilities	197,444	160,275
Long-term debt, net of current portion	412,242	—
Deferred revenue	134,151	139,044
Other long-term liabilities	64,232	109,931

SHAREHOLDERS’ EQUITY	129,139	513,367
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$937,208	$922,617

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007
	(In thousands)
Cash flows from operating activities:
Net income	$45,264	$71,056
Adjustments to reconcile net income to net cash provided by operating activities:
Goodwill impairment	34,254	—
Amortization expense of intangibles	25,906	26,879
Amortization of debt issuance costs	1,097	—
Depreciation expense	9,335	8,415
Accretion of original issue discount	742	—
Non-cash compensation expense	8,820	3,629
Deferred income taxes	(28,331)	(6,106)
Minority interest in income (loss) of consolidated subsidiaries	(86)	12
Changes in assets and liabilities	6,940	21,695
Net cash provided by operating activities	103,941	125,580
Cash flows from investing activities:
Acquisitions, net of cash acquired	(1,001)	(114,071)
Transfers to IAC	(68,635)	(84,520)
Capital expenditures	(13,637)	(10,319)
Other, net	(2,184)	—
Net cash used in investing activities	(85,457)	(208,910)
Cash flows from financing activities
Proceeds from issuance of term loan facility	150,000	—
Payments of debt issue costs	(10,569)	—
Dividend payment to IAC in connection with spin-off	(89,431)	—
Capital contributions from IAC	—	114,071
Other, net	27	(1,879)
Net cash provided by financing activities	50,027	112,192
Effect of exchange rate changes on cash and cash equivalents	(15,347)	694
Net increase in cash and cash equivalents	53,164	29,556
Cash and cash equivalents at beginning of period	67,113	37,557
Cash and cash equivalents at end of period	$120,277	$67,113

Operating Statistics

	Three Months Ended December 31,
	2008	% Change	2007
Interval
Total active members (000’s)	1,998	1.9%	1,961
Average revenue per member	$35.93	(0.4)%	$36.08

Aston
Available room nights (000’s)	395	(2.7)%	406
RevPAR	$96.35	(17.8)%	$117.26

	Year Ended December 31,
	2008	% Change	2007
Interval
Total active members (000’s)	1,998	1.9%	1,961
Average revenue per member	$164.83	5.2%	$156.75

Aston(1)
Available room nights (000’s)	1,594	66.9%	955
RevPAR	$117.08	(7.9)%	$127.14

(1) Excludes the pre-acquisition period of January through May of 2007.

Additional Data

	Three Months Ended December 31,
	2008	% Change	2007
	(Dollars in thousands)
Interval
Transaction revenue	$36,878	(0.5)%	$37,046
Membership fee revenue	33,269	4.5%	31,836
Ancillary member revenue	1,916	8.5%	1,766
Total member revenue	72,063	2.0%	70,648
Other revenue	3,833	(3.0)%	3,952
Total revenue	$75,896	1.7%	$74,600

Aston
Pass-through revenue	$8,049	(17.4)%	$9,750
Management fee revenue	5,953	(22.9)%	7,720
Total revenue	$14,002	(19.9)%	$17,470
Aston gross margin	25.7%	(6.9)%	27.6%
Aston gross margin without pass-through	60.4%	(3.2)%	62.4%

	Year Ended December 31,
	2008	% Change	2007
	(Dollars in thousands)
Interval
Transaction revenue	$185,782	9.2%	$170,152
Membership fee revenue	133,703	8.3%	123,465
Ancillary member revenue	8,641	6.8%	8,090
Total member revenue	328,126	8.8%	301,707
Other revenue	18,793	12.8%	16,663
Total revenue	$346,919	9.0%	$318,370

Aston(1)
Pass-through revenue	$34,294	50.1%	$22,844
Management fee revenue	28,561	48.8%	19,193
Total revenue	$62,855	49.5%	$42,037
Aston gross margin	28.5%	(4.0)%	29.7%
Aston gross margin without pass-through	62.7%	(3.5)%	65.0%

(1) Excludes the pre-acquisition period of January through May of 2007.

Reconciliations of Non-GAAP Measures

	Year Ended December 31,
	2008	% Change	2007
	(Dollars in thousands)

Net cash provided by operating activities	$103,941	(17.2)%	$125,580
Less: Capital expenditures	(13,637)	32.2%	(10,319)
Free cash flow	$90,304	(21.7)%	$115,261

	Three Months Ended	Year Ended
	12/31/2008	12/31/2008
	(Dollars in thousands, except per share data)

Net income (loss)	$(11,554)	$45,264
Goodwill impairment, net of tax	20,883	20,883
Incremental non-cash compensation expense, net of tax	308	3,165
Incremental stand-alone and public company costs, net of tax	502	1,563
Adjusted net income	$10,139	$70,875
Adjusted earnings per share:
Basic	$0.18	$1.26
Diluted	$0.18	$1.26

	Three Months Ended December 31,
	2008			2007
	Interval	Aston	Consolidated	Interval	Aston	Consolidated
	(Dollars in thousands)

Adjusted EBITDA	$31,173	$1,696	$32,869
Incremental stand-alone and public company costs	887	(64)	823
EBITDA	30,286	1,760	32,046	$30,550	$2,819	$33,369
Goodwill impairment	—	34,254	34,254	—	—	—
Amortization expense of intangibles	5,239	1,237	6,476	5,182	1,236	6,418
Depreciation expense	2,074	205	2,279	2,082	233	2,315
Non-cash compensation expense	1,775	118	1,893	1,307	80	1,387
Operating income (loss):	$21,198	$(34,054)	(12,856)	$21,979	$1,270	23,249
Interest income			739			2,651
Interest expense			(10,364)			(40)
Other non-operating income			3,187			10
Minority interest in loss (income) of consolidated subsidiaries			96			(4)
Income taxes			7,644			(9,924)
Net income (loss)			$(11,554)			$15,942

	Year Ended December 31,
	2008			2007
	Interval	Aston	Consolidated	Interval	Aston	Consolidated
	(Dollars in thousands)

Adjusted EBITDA	$147,654	$9,516	$157,170
Incremental stand-alone and public company costs	2,596	(32)	2,564
EBITDA	145,058	9,548	154,606	$137,788	$7,701	$145,489
Goodwill impairment	—	34,254	34,254	—	—	—
Amortization expense of intangibles	20,960	4,946	25,906	23,994	2,885	26,879
Depreciation expense	8,592	743	9,335	7,852	563	8,415
Non-cash compensation expense	8,474	346	8,820	3,513	116	3,629
Operating income (loss):	$107,032	$(30,741)	76,291	$102,429	$4,137	106,566
Interest income			11,532			10,345
Interest expense			(15,851)			(205)
Other non-operating income (expense)			4,022			(606)
Minority interest in loss (income) of consolidated subsidiaries			86			(12)
Income taxes			(30,816)			(45,032)
Net income			$45,264			$71,056

Glossary of Terms

Adjusted Diluted EPS – Adjusted Net Income divided by the weighted average number of shares of common stock and dilutive securities outstanding during the period.

Adjusted EBITDA – Net income, excluding, if applicable (1) non-cash compensation expense, (2) depreciation expense, (3) amortization expense, (4) goodwill and asset impairments, (5) income taxes, (6) minority interest in loss (income) of consolidated subsidiaries, (7) interest income and interest expense and (8) other non-operating income and expense and (9) stand-alone and public company expense.  The Company’s presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Adjusted Net Income – Net income, excluding non-cash goodwill impairment charge, incremental non-cash compensation expense and incremental stand-alone and public company costs, all net of tax.

Ancillary Member Revenue – Other member related revenue including insurance and travel related services.

Available Room Nights – Number of nights available at Aston-managed vacation properties during the period.

Average Revenue per Member – Membership fee revenue, transaction revenue and ancillary member revenue for the applicable period, divided by the monthly weighted average number of active members during the applicable period.

EBITDA – Net income, excluding, if applicable (1) non-cash compensation expense, (2) depreciation expense, (3) amortization expense, (4) goodwill and asset impairments, (5) income taxes, (6) minority interest in loss (income) of consolidated subsidiaries, (7) interest income and interest expense and (8) other non-operating income and expense.

The Company’s presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.

Free Cash Flow – Cash provided by operating activities less capital expenditures.

Gross Lodging Revenue – Total room revenue collected from all Aston-managed occupied rooms during the period.

Pass-through Revenue – Represents the compensation and other employee-related costs directly associated with Aston’s management of the properties that are included in both revenues and cost of sales and that are passed on to the property owners without mark-up.  Management believes presenting gross margin without these expenses provides management and investors a relevant period-over-period comparison.

RevPAR – Gross Lodging Revenue divided by Available Room Nights during the period.

Total Active Members – Active members of Interval’s primary exchange network as of the end of the period.  Active members are members in good standing that have paid membership fees and any other applicable charges in full as of the end of the period or are within the allowed grace period.

Transaction Revenue – Transactional and service fees paid for exchanges, Getaways, and reservation servicing.